Exhibit 10.3

RETIREMENT AGREEMENT

WHEREAS, Dr. Vance D. Coffman (“Dr. Coffman”), after 37 years of service for Lockheed Martin Corporation (“LMC” or “Corporation”) has announced that he will retire as LMC’s Chief Executive Officer effective September 1, 2004;

WHEREAS, LMC believes that in light of the significant management and technical positions held by Dr. Coffman and the access he has had to information, that it would serve the Corporation’s interests to obtain an agreement from Dr. Coffman to not engage in activity in competition with the business of the Corporation and to not disclose proprietary information;

WHEREAS, LMC believes that in light of Dr. Coffman’s long and outstanding career with LMC, that it would be prudent to secure Dr. Coffman’s agreement to provide advice and counsel from time to time with the Corporation on matters within his expertise and experience.

WHEREAS, LMC has determined that it will provide to Dr. Coffman certain additional benefits in connection with his retirement in recognition of the contributions he has made to LMC’s long-term success;

NOW THEREFORE, in consideration of the mutual promises contained within this Retirement Agreement (“Agreement”), Dr. Coffman and LMC agree as follows:

1. Covenants of Dr. Coffman: Dr. Coffman agrees as follows:

(a) Covenant Not to Compete: For the three year period following the effective date of Dr. Coffman’s retirement from LMC, Dr. Coffman will not, on his own or in association with others, either be directly or indirectly employed by or engage in or be associated with or tender advice or services as an employee, advisor, director, officer, partner, consultant or otherwise by or with any corporation, partnership, or other business considered to be a Competitor of LMC. During that three-year period, Dr. Coffman also agrees not to interfere with, disrupt, or attempt to disrupt the relationship, contractual or otherwise, between LMC and any customer, supplier or employee of LMC. For the purpose of this Agreement, the term “Competitor” will mean The Boeing Company, General Dynamics Corporation, Northrop Grumman Corporation, the Raytheon Company, United Technologies Corporation, Honeywell International Inc. or any successor to all or a material part of the business of any such company as a result of a merger, reorganization, consolidation, spin-off, split-up, acquisition, divestiture, operation of law or similar transaction.

(b) Covenant to Maintain the Confidentiality of Proprietary Information: Dr. Coffman will not use or disclose to any person Proprietary Information to which he had access or for which he was responsible for creating during his employment with LMC. All proprietary materials to which he has had access, or which were furnished or otherwise made available to him in connection with his employment with LMC shall be and remain the property of LMC. All business materials, documents and information belonging to LMC including any Proprietary Information, and all reproductions of those materials, documents and information shall be returned to LMC upon request of LMC. For the purpose of this Agreement, the term “Proprietary Information” shall mean any information of LMC or of others, which has come into LMC’s or Dr. Coffman’s possession, custody or knowledge in the course of his employment that has independent economic value as a result of its not being generally known to the public and is the subject of reasonable means to preserve the confidentiality of the information.

(c) Covenant For Advice and Counsel: After April 30, 2005, Dr. Coffman agrees to make himself available upon reasonable request and at his convenience to provide advice and counsel to the LMC Chief Executive Officer from time to time concerning LMC business operations; provided however, that LMC will reimburse Dr. Coffman for any out of pocket expenses incurred in connection with providing such advice and counsel. Any request for extended assignment requiring more than limited amounts of time will be separately negotiated.

2. Covenants of LMC: LMC agrees as follows:

(a) Covenant to Amend 2004 Option Grant: LMC, acting by resolution of the Management Development and Compensation Committee of the Board of Directors has amended Dr. Coffman’s January 2004 option grant to provide that upon his retirement, his options will not be forfeited and will continue to vest upon the vesting dates set forth in the original award agreement.

(b) Covenant to Provide Office Support and Home Security: From the date of his retirement until April 30, 2005, LMC will make available to Dr. Coffman office space and secretarial support at LMC headquarters in Bethesda, Maryland. LMC will also make available to Dr. Coffman office space and secretarial support for his use outside Bethesda, MD as designated by Dr. Coffman. Following his retirement, LMC will provide equipment, connectivity and technical support to maintain home offices at his residences. LMC will also provide security systems and related support for his residences.

(c) Covenant to Make Contribution to Academic Institution: LMC acting by resolution of the Strategic Affairs Committee of the Board of Directors has authorized a one-time contribution in the amount of $1,500,000 to endow a chair in the name of Dr. Coffman at Iowa State University.

(d) Covenant to Provide Use of Corporate Aircraft: Until April 30, 2005, for security purposes, Dr. Coffman will have access to the LMC fleet of corporate aircraft for business and personal use in accordance with LMC’s policies for use of corporate aircraft. After April 30, 2005, Dr. Coffman will have use of the corporate aircraft for approved LMC business purposes. Dr. Coffman will reimburse LMC at appropriate IRS rates if a family member accompanies him on a trip on the corporate aircraft unless the family member’s attendance is for a business purpose.

(e) Covenant to Provide Relocation Costs: LMC will pay on Dr. Coffman’s behalf expenses incurred for moving his household goods to the west coast in an amount not to exceed $50,000.

(f) Covenant to Provide Miscellaneous compensation items: LMC will continue Dr. Coffman’s country club memberships through April 2005, to be used by Dr. Coffman as Chairman of the Board of Directors.

3. Miscellaneous Provisions:

(a) Effective Date of Agreement: This Agreement will become effective upon the date of execution by both parties.

(b) Governing Law: This Agreement shall be governed by Maryland law, without regard to its provisions governing conflicts of law. Any dispute concerning this Agreement shall be determined by binding arbitration under the American Arbitration Association rules for arbitrating commercial disputes.

(c) Severability: It is the desire and intent of the parties that the provisions of this Agreement bind the parties. Accordingly, if any particular portion of this Agreement is adjudicated to be invalid or unenforceable, this Agreement shall be deemed amended to delete that portion from this Agreement with such deletion to apply only with respect to the operation of that provision in the particular jurisdiction in which such adjudication is made.

(d) Other Benefits: Nothing in this Agreement is intended to affect any of the other benefits, perquisites or compensation payable to Dr. Coffman as a result of his employment with LMC or his retirement.

IN WITNESS WHEREOF, the parties have executed this agreement this 23 day of July, 2004:

LOCKHEED MARTIN CORPORATION	VANCE D. COFFMAN

/s/	/s/
Edward S. Taft
Senior Vice President, Human Resources

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